Exhibit 99.1
Allegheny Technologies Incorporated

Contact:
Corporate Headquarters	Dan L. Greenfield
1000 Six PPG Place	412-394-3004
Pittsburgh, PA 15222-5479 U.S.A.
www.AlleghenyTechnologies.com
ATI Announces Long-Term Agreement
for ATI 718Plus® Alloy
Pittsburgh, PA — June xx, 2011 — Allegheny Technologies Incorporated (NYSE: ATI) announced today that it has signed a long-term sourcing agreement with Rolls-Royce (LSE: RR), for the supply of ATI 718Plus® Alloy. ATI 718Plus alloy is the newest nickel-based superalloy developed by ATI and is being manufactured into a variety of jet engine components.
Rolls-Royce will be the first jet engine manufacturer to use ATI 718Plus alloy for rotating applications, which require premium quality triple melted material. The agreement covers ATI 718Plus alloy disc-quality products sold to Rolls-Royce and its suppliers by ATI Allvac, an operating unit of Allegheny Technologies. This agreement is for the period 2011 through 2024.
“We are pleased to announce another long-term agreement for the supply of our innovative new ATI 718Plus alloy for jet engines,” said Rich Harshman, Chairman, President and Chief Executive Officer of Allegheny Technologies. “ATI 718Plus alloy is now being used in a wide variety of static and rotating jet engine applications. ATI 718Plus alloy is a ground-breaking new alloy that improves our customers’ productivity, significantly reduces the total cost of producing a part, and can enhance the engine’s fuel efficiency.
“ATI 718Plus alloy was first used in commercial jet engines in 2010 and has grown to a significant product offering to the jet engine supply chain. In addition, many jet engine parts are in the process of changing over to ATI718Plus alloy. We continue to work with OEMs like Rolls-Royce to expand the application of the ATI718Plus alloy into legacy, next-generation, and future-generation jet engines.”
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in our filings with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.
Building the World’s Best Specialty Metals Company®
Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues, including Ladish, of approximately $4.8 billion for the last twelve months. ATI has approximately 11,000 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, niobium, tungsten materials, forgings, castings, and fabrication and machining capabilities. The ATI website is www.ATImetals.com.